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                                                                  Exhibit (e)(6)

                       AMENDMENT TO DISTRIBUTION AGREEMENT

     This Amendment, dated February 7, 2002, to the Distribution Agreement dated as of February 1, 2005 (the "AGREEMENT"), by and among State Street Institutional Investment Trust, a trust established under the laws of the Commonwealth of Massachusetts (the "FUND"), and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1625 Broadway, Suite 2200, Denver, Colorado 80202 (The "DISTRIBUTOR").

     WHEREAS, the Distributor and the Fund wish to modify the provisions of the Agreement to reflect the addition of three new Portfolios under Annex I of this Agreement; and

     NOW THEREFORE, the parties hereby agree to amend the Distribution Agreement as follows:

     1. The parties hereto agree to delete Annex I in its entirety and replace it with a new Annex I dated February 7, 2007 and is attached hereto.

     2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

STATE STREET INSTITUTIONAL              ALPS DISTRIBUTORS, INC.
INVESTMENT TRUST


By: /S/ JAMES ROSS                      By: /S/ JEREMY O. MAY
    ---------------------------------       ------------------------------------
Name: James Ross                        Name: Jeremy O. May
Title: President                        Title: Managing Director